UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                        The Ultimate Software Group, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   90385D 10 7
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                                 (CUSIP Number)

                              See Preliminary Note
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]      Rule 13d-1(b)
       [ ]      Rule 13d-1(c)
       [X]      Rule 13d-1(d)

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                *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

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CUSIP NO  90385D 10 7                 13 G/A                   PAGE 2 OF 4 PAGES
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1          NAME OF REPORTING PERSON                    Michael Feinberg

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------------------------- ------- -------------------------------------------
                             5       SOLE VOTING POWER

                                     949,814
         NUMBER OF           ------- -------------------------------------------
          SHARES             6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    0
           EACH              ------- -------------------------------------------
         REPORTING           7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                      949,814
                             ------- -------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     0
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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           949,814
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Excludes 96,925 shares of Common Stock owned by Michael Feinberg's spouse, Ann Feinberg, for which beneficial ownership is disclaimed.
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.9%
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12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

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CUSIP NO  90385D 10 7                 13 G/A                   PAGE 3 OF 4 PAGES
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ITEM 1(A).        NAME OF ISSUER

                  The Ultimate Software Group, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  2000 Ultimate Way
                  Weston, Florida 33326

ITEM 2(A).        NAME OF PERSON FILING

                  Michael Feinberg

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  3980 N. 32 Terrace
                  Hollywood, Florida 33312


ITEM 2(C).        CITIZENSHIP

                  United States

ITEM 2(D).        TITLE OF CLASS OF SECURITIES

                  Common Stock, $0.01 par value per share

ITEM 2(E).        CUSIP NUMBER

                  90385D 10 7

ITEM 3.           Not applicable.

ITEM 4.           OWNERSHIP

                  (a)      Amount beneficially owned: 949,814 shares

                  (b)      Percent of class:  5.9%

                  (c)      Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote:
                                  949,814

                           (ii)   Shared power to vote or to direct the vote: 0

                           (iii) Sole power to dispose or to direct the disposition of: 949,814

                           (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable

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CUSIP NO  90385D 10 7                 13 G/A                   PAGE 4 OF 4 PAGES
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable

ITEM 10.          CERTIFICATION

                  Not applicable

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  Date: 2/9/2000
                                                       -------------------------
                                                        /S/ MICHAEL FEINBERG
                                                       -------------------------
                                                        Michael Feinberg